Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 11, 2015 with respect to the consolidated financial statements of SGF Produce Holdings, LLC included in Exhibit 99.3 to this Current Report on Form 8-K for the period from January 1, 2013 to March 18, 2013 and for the year ended December 31, 2012. We consent to the incorporation of said report in the Registration Statements of SunOpta, Inc. on (i) Forms S-8 (File No. 333-19177, File No. 333-161662, File No. 333-144827, File No. 333-124911, and File No. 333-176675) and (ii) Forms S-3 (File No. 333-197235 and File No. 333-180647).

/s/ GRANT THORNTON LLP

Irvine, CA

September 14, 2015